UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  July 5, 2011

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.

Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

The following is an update to the disclosures on HECO’s 2011 test year rate case in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Most recent rate requests”, which are incorporated herein by reference to page 60 of HEI’s and HECO’s Annual Report on Form 10-K for the year ended December 31, 2010 and to page 57 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011:

On July 5, 2011, HECO, the Consumer Advocate and the Department of Defense (the parties) executed and filed an agreement covering all of the issues in HECO’s 2011 test year rate case proceeding. The agreement is subject to approval by the Public Utilities Commission of the State of Hawaii (PUC), which may accept or reject the agreement in part or in full. If the PUC does not accept the material terms of the agreement, any (and all) of the parties may withdraw from the agreement and pursue their respective positions in the proceeding without prejudice.

If the settlement agreement is approved by the PUC, the annual interim increase would amount to $38.2 million, or a 2.2% increase, net of the revenues currently being recovered through the decoupling Revenue Adjustment Mechanism (RAM). Including the RAM revenues, the total annual interim increase in revenues would be $53.2 million, or 3.1%. The settlement agreement represents a negotiated compromise of the parties’ respective positions. A comparison of the settlement agreement and HECO’s requested increase in its application for a general rate increase filed on July 30, 2010 is as follows:

	Application (July 30, 2010)	Settlement Agreement *
Request amount	$113.5 million (6.6% increase)	$53.2 million (3.1% increase)
Return on average common equity (ROACE) (%)	10.75%	10.0%
Common equity capitalization (%)	56.3%	56.3%
Return on average rate base (%)	8.54%	8.11%
Average rate base amount	$1.569 billion	$1.354 billion

*  Including the impact of $15 million (0.9%) in annual revenues already being recovered through the decoupling Revenue Adjustment Mechanism.

The total annual interim increase in revenues under the settlement agreement is approximately $60.3 million, or 53%, lower than HECO’s original request for a $113.5 million increase in revenues. Listed below is a summary of the items that comprise the reduction:

Reduction items	(in millions)
Adjustments based on recorded information, and revisions to cost items included in the test year	$ 23.7

Revenue requirements deferred for a portion of costs for three major projects pending regulatory review **	11.7
Reduction in ROACE to 10%	10.5
Reduction in labor costs	7.1
Agreement to allow deferral and recovery of certain costs via a surcharge mechanism	4.0
Other settled items	3.3
Total reduction	$ 60.3

** The revenue requirements for recovery of the portion of the costs for HECO’s East Oahu Transmission Project Phase 1 ($43 million), and Campbell Industrial

Park combustion turbine project ($32 million) that are above the amounts and related depreciation expense included in the earlier PUC proceedings approving such capital projects, and O&M expense (subject to a limit to which the parties agreed) associated with the yet-to-be completed Customer Information System will be deferred until completion of an independently conducted regulatory review on the reasonableness of the total project costs. The parties agree that HECO will be allowed to accrue a carrying charge on the costs for such projects not yet included in rates and the related depreciation expense, from July 1, 2011 until the regulatory reviews are completed, and the PUC has approved the reasonableness of the projects’ costs and has issued an order allowing the remaining project costs in rates.

The requested increase in revenues is primarily to pay for major capital projects and operation and maintenance expenses to maintain and improve system reliability, to cover the increased costs to support the integration of more renewable energy generation and to recover the costs for several proposed programs to help reduce Hawaii’s dependence on imported oil, further increase reliability and increase fuel security.

The current stipulated schedule approved by the PUC contemplates the issuance of an interim decision by July 22, 2011.  However, management cannot predict or provide any assurances concerning the timing or amount of any interim decision in, or the ultimate outcome of HECO’s 2011 test year rate case proceeding.

HEI and HECO intend to continue to use HEI’s website,www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s press releases, SEC filings and public conference calls and webcasts. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Executive Vice President,	Senior Vice President and
Chief Financial Officer and Treasurer	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: July 6, 2011	Date: July 6, 2011